For Immediate Release                               Contact:  Stephen B. Siegel
                                                              (212) 984-6535
                                                              James A. Aston
                                                              (864) 239-1661
                                                              Steven N. Corney
                                                              (602) 912-1700

             INSIGNIA COMMERCIAL SHARPLY EXPANDS PHOENIX OPERATIONS

            Full-Service Office to Conduct Business As Insignia/ESG

Greenville, SC, April 14, 1997 -- Insignia Commercial Group, Inc. today announced a major expansion of its operations in Phoenix, with the establishment of a full-service office serving the needs of space users, investors and property owners throughout Arizona.

     A contingent of 30 executives and brokers, all of whom were previously associated with Koll Real Estate Services, has joined Insignia Commercial Group's existing operations in Phoenix. The new, expanded office will conduct business as Insignia/ESG, Insignia Commercial's brokerage subsidiary.

     Both Insignia Commercial Group and Insignia/ESG are subsidiaries of Insignia Financial Group, Inc. (NYSE:IFS), one of the nation's leading fully-integrated real estate service providers. Already the largest manager of residential real estate in the country, Insignia has, in recent years, set its sights on substantially growing its commercial operations in key markets across the country.

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     Stephen B.  Siegel,  president  of Insignia  Commercial  Group,  called the addition of the former Koll contingent a "watershed event" in the company's expansion strategy. "We've been joined by some of the premier real estate professionals in the Phoenix area, and they instantly provide us with critical mass in this high-growth, Sun Belt market," he said. "We endeavor to be a leader in every market that we serve; we've accomplished that objective in Phoenix."

     Steven Corney, CPM, previously president of Koll's Southwest operations, has assumed responsibility for all of Insignia/ESG's operations in Arizona, as managing director. John Wyss, previously executive vice president and manager of Koll's Arizona brokerage operations, has assumed responsibility for Insignia/ESG's brokerage operations in Arizona.

     The Koll contingent joining Insignia/ESG is long established within the Phoenix marketplace. They formed the nucleus of CBS Investment Realty, Inc., a highly successful local brokerage and management company that was acquired by Koll in 1995.

     "This is a truly banner day for us," said Mr. Corney. "Insignia is one of the pre- eminent property service organizations in real estate today and -- in Insignia/ESG -- we are joining forces with a name that is recognized from coast to coast for its sophisticated brokerage methodologies."

     "We feel that our clients will benefit immeasurably from the enhanced services that we will now be able to provide them," he added.


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     Mr.  Corney,  Mr. Wyss and their  colleagues  are already among the leading
figures  in  Arizona  real  estate.   In  recent  years,   they  have  concluded
transactions such as the re- positioning and sale of the Camelback Lakes office complex for $27 million, and the disposition of Camelview Plaza Mall for $20 million.

     "We were thrilled when Steve Corney and John Wyss contacted us," said Steven Willmore, CPM, Insignia's managing director of San Diego/Arizona. "They add considerable firepower to our Arizona operations and we are pleased that they've elected to join the Insignia team."

     Another former Koll executive, Tom Shelton, CPM, has also joined Insignia in Phoenix. Mr. Shelton, who served as director of Koll's 8,000-unit national residential operations, has assumed responsibility for all of Insignia Residential Group's residential fee management operations in Arizona. Insignia's commercial property management operations in Arizona will continue to be directed by Donald Mudd, CPM.

     Insignia Commercial has an existing management and leasing agency portfolio totaling 3 million sq. ft. of office, industrial and retail space in the Phoenix area. Its Phoenix portfolio includes such high-profile properties as Norwest Tower, a 357,500 sq. ft. office building, and Great American Tower, a 334,600 sq. ft. office building. The existing property services portfolio is expected to increase sharply with the establishment of the full-service office.


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     Insignia has a commercial real estate portfolio totaling 47 million sq. ft.
in its Western Region, encompassing Arizona, California, Washington and Oregon, and nationally, its property services portfolio spans 149 million sq. ft. of office, retail and industrial space.

     A new full-service office has been established at Camelback Lakes Corporate Center, 2730 East Camelback Road, Suite 200, Phoenix, AZ 85016. Phone: 602-912-1700.

     The Arizona expansion is the fourth step taken this year in Insignia's national commercial strategy. On March 3, Insignia announced the acquisition of Rostenberg- Doern Company, Inc., a leading brokerage and management firm in the northern suburbs of New York City, and HMB Property Services, Inc., a service provider that provides Insignia with long-term management rights with respect to approximately 1.1 million sq. ft. of prime office space in the Denver market place.

     On April 1, Insignia announced that it had completed the acquisition of Frain, Camins & Swartchild, Inc., a leading office, retail and industrial brokerage and management company in Chicago. The FC&S acquisition augmented Insignia's property services portfolio by more than 10 million sq. ft.

     On an annualized basis, it is expected that the three acquisitions and the Arizona expansion should add more than $21 million to Insignia's revenues from commercial real estate operations.

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     Insignia Financial Group,  Inc., a publicly-held  company listed on the New
York Stock Exchange, posted 1996 revenues of $227 million, up 84.5% from a year earlier, and its net EBITDA -- a measure of profitability -- improved by 94% to $47.7 million.

     With corporate headquarters in Greenville, SC, Insignia Financial Group, Inc. is a fully-integrated real estate services company. Insignia is the largest manager of multifamily residential properties in the United States and is also among the largest managers of commercial properties.

     Insignia Financial Group, Inc. commenced operations in December 1990 and provides services for approximately 260,000 residential units (including cooperative and condominium units) and in excess of 149 million sq. ft. of retail, commercial and industrial space.